[SAFEGUARD LOGO]

                                                                   EXHIBIT 10.21

                                                         January 2, 2002



Anthony A. Ibarguen
Safeguard Scientifics, Inc.
435 Devon Park Drive
Wayne, PA   19087


Dear Mr. Ibarguen:

         Safeguard Scientifics, Inc. ("Safeguard") is pleased to enter into this letter agreement with you (the "Executive"), which will address the terms of Executive's employment with Safeguard. Safeguard considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of Safeguard and the arrangements described in this letter are intended to address that goal.

         1. Duties. Commencing on the date hereof (the "Commencement Date") Executive will serve as Managing Director, Business and IT Services, will report directly to the Chief Executive Officer and will be a member of the Management Committee of Safeguard.

         2. Term. Executive's employment relationship with Safeguard is employment "at will". As a result, Executive's employment may be terminated by the Chief Executive Officer, the Board of Directors or by Executive at any time without any liability or obligation, except as set forth in this letter.

         3.       Compensation.

                  (a) Base Salary. During the term of Executive's employment, Executive will receive a base salary of $300,000 per annum, subject to review and potential increase in the sole discretion of the Compensation Committee.

                  (b) Bonus. Commencing with the 2002 calendar year, Executive will participate in the 2002 Management Incentive Plan currently being developed by

Safeguard (the "MIP") at a target bonus percentage equal to 100% of Executive's base salary conditioned upon meeting the performance targets to be set forth in the MIP.

                  (c) Guaranteed Bonus. Of Executive's 2002 bonus, $150,000 will be guaranteed and shall be paid to Executive as follows: $75,000 on the date hereof, $25,000 on March 31, 2002, $25,000 on June 30, 2002 and $25,000 on
September 30, 2002. Executive will repay to Safeguard in full this guaranteed bonus if Executive terminates his employment with Safeguard prior to the first anniversary of the Commencement Date.

         4.       Initial Equity Compensation Grants.

                  (a) Option Grant. On the Commencement Date, Executive will be granted options to purchase 300,000 shares of Common Stock of Safeguard, which options shares will vest 25% on the first anniversary hereof and the remaining 75% of which will vest in equal monthly installments during the three year period commencing on the first anniversary of the date hereof. The options will be granted under the 2001 Associates Equity Compensation Plan (the "Option Plan") on the date hereof, will have an exercise price equal to the mean of the high and low sales prices of Safeguard common stock on the date hereof, and will expire on the eighth anniversary of the date hereof (subject to earlier termination in accordance with the Option Plan). Additional equity grants may be awarded commencing in 2002 by action of the Compensation Committee.

                  (b) One Year Restricted Stock Grant. On the Commencement Date, Executive will be granted 50,000 shares of restricted stock, which restricted shares will vest in full on the first anniversary of the date hereof. These restricted shares will be granted under the Option Plan.

                  (c) Two Year Restricted Stock Grant. On the Commencement Date, Executive will be granted 50,000 shares of restricted stock, which restricted shares will vest in equal monthly installments during the year commencing on the first anniversary of the date hereof. These restricted shares will be granted under the Option Plan.

                  (d) Three Year Restricted Stock Grant. On the Commencement Date, Executive will be granted 50,000 shares of restricted stock, which restricted shares will vest in equal monthly installments during the year commencing on the second anniversary of the date hereof. These restricted shares will be granted under the Option Plan.

                  (e) Four Year Restricted Stock Grant. On the Commencement Date, Executive will be granted 50,000 shares of restricted stock, which restricted shares will vest in equal monthly installments during the year commencing on the third anniversary of the date hereof. These restricted shares will be granted under the Option Plan.

         5. Fringe Benefits. Executive will be paid a car allowance at the rate of $10,000 per annum; will be reimbursed for country club dues at the rate of $8,000 per annum; will participate in Safeguard's executive medical plan (pursuant to which up to $5,000 of reasonable and necessary medical, healthcare, vision or dental expenses not allowed under normal health plans are reimbursed); will receive at Safeguard's cost up to $750,000 of life insurance (assuming that Executive meets normal insurability requirements); and will participate in all other benefit programs offered generally by the Company to its other executives.

         6. Severance Payments. Subject to the terms and conditions of this letter, in the event Safeguard involuntarily terminates Executive's employment without cause, or Executive terminates his employment with good reason (a "Severance Termination"), Safeguard will provide Executive the following benefits which shall be the only severance benefits or other payments in respect of Executive's employment with Safeguard to which Executive shall be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary (except for salary for periods ending on the date of termination), accrued vacation and other rights which Executive may have against Safeguard or its affiliates.

                  (a) Upon a Severance Termination, Executive will receive a lump sum payment equal to the product of (i) 1.5 (the "Multipler") multiplied by (ii) the sum of Executive's annual base salary plus Executive's annual target bonus (calculated at 100 percent of annual base salary).

                  (b) Upon a Severance Termination, Executive will become fully vested in 50% of all unvested restricted stock grants held by Executive at the time of termination (the "Vesting Number"). The restricted shares which will vest pursuant to the immediately preceding sentence will be first, any restricted share grants with respect to which an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, was made by the Executive in the order of vesting dates which chronologically would have immediately followed the Severance Termination until the Vesting Number is equaled; and thereafter any restricted share grants with respect to which no Section 83 (b) election was made by the Executive in the order of vesting dates which chronologically would have immediately followed the Severance Termination until the Vesting Number is equaled. In addition, if a Severance Termination occurs prior to the first anniversary of the date hereof, Executive will become fully vested in the number of options which is equal to 300,000 multiplied by a fraction, the numerator of which is the number of 30 day periods which have elapsed from the date hereof until the date of termination and the denominator of which is 48. Upon a Severance Termination, Executive will be able to exercise any options which have vested on the termination date until the earlier of (a) the first anniversary of the date of termination, or (b) the expiration date of the option.

                  (c) Upon a Severance Termination, Executive will receive continued coverage under Safeguard's medical and health plans and life insurance plans for 18 months following the termination date, provided that coverage will end if Executive obtains comparable coverage from a subsequent employer. Executive should consult with Safeguard's Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any whole life policy at the end of such 18 month period. Upon a Severance Termination, Executive will receive up to $20,000 for outplacement services or office space which Executive secures. Executive will be reimbursed promptly for all Executive's reasonable and necessary business expenses incurred on behalf of Safeguard prior to Executive's termination date.

                  (d) All compensation and benefits described above will be contingent on Executive's execution of a release of all claims against Safeguard substantially in the form of Exhibit A.

                  (e) Safeguard will pay Executive the lump sum payments described above within five business days of the date on which the release Executive executes becomes effective. Safeguard will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter) within five business days of Executive's termination of employment. Executive will have 21 days in which to consider the release although Executive may execute it sooner. Please note that the release has a rescission period of seven days. All other payments will be made to Executive within five business days of the date on which they become due or, in the case of payments payable on notice from Executive, within five business days of such notice.

                  (f) Safeguard will pay interest on late payments at the prime rate at Safeguard's agent bank plus 2 percent compounded monthly. In addition, Safeguard will pay all reasonable costs and expenses (including reasonable attorney's fees and all costs of arbitration) incurred by Executive to enforce this agreement or any obligation hereunder.

                  (g) In this letter, the term "cause" means (a) Executive's failure to adhere to any written Safeguard policy if Executive have been given a reasonable opportunity to comply with such policy or cure Executive's failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (b) Executive's appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) Executive's misappropriation (or attempted misappropriation) of any of Safeguard's funds or property; or (d) Executive's conviction of, indictment for (or its procedural equivalent), or Executive's entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment. In this letter, the term "good reason" means (a) (i) prior to the second anniversary of the date hereof, Executive's assignment (without Executive's consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Managing Director, Business and IT Services, Executive ceases to be a member of the management committee or a successor committee of comparable responsibilities, or Executive is required to report to any person other than the Chief Executive Officer; or (ii) a reduction of Executive's base salary; (b) the relocation of Safeguard's principal executive offices to a location which is more 30 miles outside of center city Philadelphia; or (c) Executive's assignment (without Executive's consent) to be based anywhere other than Safeguard's principal executive offices.

                  (h) Executive will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.

                  (i) Executive acknowledges that the arrangements described in this letter will be the only obligations of Safeguard or its affiliates in connection with any determination by Safeguard to terminate Executive's employment with Safeguard. This letter does not terminate, alter, or affect Executive's rights under any plan or program of Safeguard in which Executive may participate, except as explicitly set forth herein. Executive's participation in such plans or programs will be governed by the terms of such plans and programs.

         7. Withholding; Nature of Obligations. Safeguard will withhold applicable taxes and other legally required deductions from all payments to be made hereunder. Safeguard's obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of Safeguard.

         8. Miscellaneous. The agreement will inure to the benefit of Executive's personal representatives, executors, and heirs. In the event Executive dies while any amount payable under this agreement remains unpaid, all such amounts will be paid in accordance with the terms and conditions of this letter. No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the an officer of Safeguard authorized to sign such writing by the Board of Directors (or an authorized committee thereof) of Safeguard. This agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

                                                 Sincerely,

                                                 SAFEGUARD SCIENTIFICS, INC.

                                                 /s/ N. Jeffrey Klauder
                                                 ----------------------
                                                 By:     N. Jeffrey Klauder
                                                 Title:  Managing Director
                                                         and General Counsel


I agree to the terms and conditions of this letter


/s/  Anthony A. Ibarguen
------------------------
Anthony A. Ibarguen

                                    EXHIBIT A

                          GENERAL RELEASE AND AGREEMENT

NOTICE:

         Various state and federal laws, including the Civil Rights Act of 1964 and 1991 and the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability and veteran status. These laws are enforced through he Equal Employment Opportunity Commission (EEOC), the Department of Labor and state civil rights agencies.

         If Executive sign this General Release and Agreement and accept the agreed-upon special severance allowance and other termination benefits described in the letter addressed to Executive which accompanies this release, Executive are giving up Executive's right to file a lawsuit pursuant to the aforementioned federal, state and local laws in local, state or federal courts against Safeguard Scientifics, Inc. and its affiliates (the "Releasees") with respect to any claims relating to Executive's employment or termination therefrom which arise up to the date this Agreement is executed.

         By signing this General Release and Agreement Executive waive Executive's right to recover any damages or other relief in any claim or suit brought by or though the Equal Employment Opportunity Commission or any other state or local agency on Executive's behalf under and federal or state discrimination law, except where prohibited by law. Executive agree to release and discharge each Releasee not only from any and all claims which Executive could make on Executive's own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against a Releasee may arise, in whole or in part, from any event which occurred as of the date of this Agreement. Executive agree to pay for any legal fees or cost incurred by any Releasee as a result of any breach of the promises in this paragraph. The parties agree that if Executive, by no action of Executive's own, become a mandatory member of any class from which Executive cannot, by operation of law or order of court, opt out, Executive shall not be required to pay for any legal fees or costs incurred by a Releasee as a result.

         We encourage Executive to discuss the following release language with an attorney prior to executing this Agreement. In any event, Executive should thoroughly review and understand the effect of the release before acting on it. Therefore, please take this release home and consider it for up to twenty-one
(21) days before Executive decide to sign it.

                          GENERAL RELEASE AND AGREEMENT

         This GENERAL RELEASE AND AGREEMENT (hereinafter the "Release") is made and entered into as of this ___ day of ________________, 200_, by and between SAFEGUARD SCIENTIFICS, INC. ("Safeguard") and _________________ ("Employee").

         1. Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated January 2, 2002 (the "Letter Agreement"), between Safeguard and Employee. As used in this Release, any reference to Safeguard shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Safeguard affiliates, subdivisions and subsidiaries; and any reference to Employee shall include, in their capacities as such, his or her attorneys, heirs, administrators, representatives, agents and assigns.

         2. Resignation from Boards. Employee shall, and hereby does resign from such Boards and officer positions with Safeguard and all affiliates and partner companies of Safeguard as such employee holds on the date hereof. In this regard, Employee agrees to pre-sign and deliver to the Company resignation letters acceptable to Safeguard in order to effect Employee's resignation from certain companies and entities, and we may submit other such letters from time to time, although nothing contained herein shall prohibit Employee from resigning from such boards and officer positions at an earlier time.

         3. General Release.

                  (a) Employee, for and in consideration of the special severance allowance and other termination benefits offered to him by Safeguard specified in the letter that accompanies this Release, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Safeguard, of and from any and all causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his or her employment with Safeguard to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her employment or the termination of his or her employment relationship with Safeguard, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., ("Title VII"), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("the ADEA"), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. ("ADA"), the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended ("ERISA"), the Pennsylvania Wage Payment and Collection Law, Pa. Stat. Ann. tit. 43 Sections 260.1-260.11a ("WPCL"), the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq. (the "PHRA"), and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

                  (b) By signing this Release, Employee represents that Employee has not commenced any proceeding against Safeguard in any forum (administrative or judicial) concerning Employee's employment or the termination thereof. Employee further acknowledges that Employee was given sufficient notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and that the termination of Employee's employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, Employee agrees and acknowledges that the payments and benefits set forth in this Release shall be applied to any pay or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Release or the Letter Agreement.

                  (c) Each party to this General Release and Agreement agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against one another with respect to any known matter arising before the date of this Release or covered by the release and not to assert against one another in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by the release. The parties agree that in the event of a breach of any covenant of this Release by any party, the party breached shall be entitled to recover attorneys' fees and costs in an action to prosecute such breach, in addition to compensatory damages.

                  (d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under the Letter Agreement and Employee acknowledges that Safeguard's obligations under the Letter Agreement and this Release are the only obligations of Safeguard or its affiliates in connection with the severance of Employee's service with Safeguard. This Release does not terminate, alter, or affect Employee's rights under any plan or program of Safeguard in which Employee may participate (including the Safeguard LTIP), except as explicitly set forth in the Letter Agreement. Employee's participation in such plans or programs will be governed by the terms of such plans and programs.

         4. Confidentiality; Non-Disparagement.

                  (a) Except to the extent required by law, including SEC and New York Stock Exchange disclosure requirements, Safeguard and Employee agree that the terms of this Release will be kept confidential by both parties, except that Employee may advise his family and confidential advisors, and Safeguard may advise those people needing to know to implement the above terms. Safeguard shall use its best efforts to obtain Employee's prior written approval prior to making any required disclosure.

                  (b) Employee will not at any time knowingly reveal to any person or entity any of the trade secrets or confidential information of Safeguard or of any third party which Safeguard is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), and Employee shall keep secret all confidential matters relating to Safeguard and shall not use or attempt to use any such confidential information in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to Safeguard. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee;
(ii) information received from a third party outside of Safeguard that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of Safeguard; or (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Employee shall provide Safeguard notice of any such required disclosure once Employee has knowledge of it and will help Safeguard at Safeguard's expense to the extent reasonable to obtain an appropriate protective order.

                  (c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of Safeguard or its partner companies or concerning any of its dealings or affairs otherwise than for the benefit of Safeguard. Employee shall not, after the termination of my employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of Safeguard and that immediately upon the termination of Employee's employment, Employee shall deliver all of the foregoing, and all copies thereof, to Safeguard, at its main office.

                  (d) In accordance with normal ethical and professional standards, Safeguard and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that Safeguard's obligation under this paragraph extends only to the conduct of Safeguard's senior officers. The only exception to the foregoing shall be in those circumstances in which Employee or Safeguard is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

         5. Indemnity.

                  (a) This Release shall not release Safeguard or any of its insurance carriers from any obligation it or they might otherwise have to defend and/or indemnify

Employee and hold him harmless from any claims made against him arising out of his activities as director or officer of Safeguard, to the same extent as Safeguard or its insurance carriers are or may be obligated to defend and/or indemnify and hold harmless any other director or officer and Safeguard affirms its obligation to provide indemnification to Employee as a director, officer or former director, officer of Safeguard, as set forth in Safeguard's bylaws and charter documents in effect on October 12, 2001.

                  (b) Employee agrees that Employee will personally provide reasonable assistance and cooperation to Safeguard, at Safeguard's expense, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving Safeguard.

         6. General.

                  (a) Employee understands that this Release is revocable by him for a period of seven days following execution of the Release. This Release shall not become effective or enforceable until this seven day revocation period has ended.

                  (b) Employee has carefully read and fully understands all the provisions of the Notice and the Release which set forth the entire agreement between him and Safeguard, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

                  (c) Employee agrees that any breach of this Agreement by Employee will cause irreparable damage to Safeguard and that in the event of such breach Safeguard shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Employee's obligations hereunder.

                  (d) No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an officer of Safeguard duly authorized by the Board of Directors of Safeguard.

                  (e) Any waiver by Safeguard of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.

Dated: January 2, 2002                            /S/ ANTHONY IBARGUEN
                                                  --------------------
                                                  Name of Employee:

                                                  SAFEGUARD SCIENTIFICS, INC.
Dated: January 2, 2002
                                                  By: /S/ N. JEFFREY KLAUDER

                                                  Title:  Managing Director and
                                                          General Counsel